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                                                                EXHIBIT 16(a)(5)


                151 FARMINGTON AVENUE          SUSAN E. BRYANT
                HARTFORD, CT  06156            COUNSEL
                                               LAW AND REGULATORY AFFAIRS, RE4C
                                               (203) 273-7834
                                               FAX: (203) 273-8340





June 21, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Aetna Life Insurance and Annuity Company Contracts -
     Guaranteed Accumulation Account Guaranteed Interest Option

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Guaranteed Accumulation Account (the "Guaranteed Account"), a credited interest option available under certain variable annuity contracts, and the Form S-1 Registration Statement relating to such account.

In connection with such representation, I have reviewed the Registration Statement for the Guaranteed Account including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when issued, will have been validly issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement and to my being named under the caption "Legal Matters" therein.


Very truly yours,


/s/  Susan E. Bryant
Susan E. Bryant
Counsel
Aetna Life Insurance and Annuity Company